UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Acme United Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 29, 2026

Dear Fellow Shareholder:

On behalf of your Board of Directors and Management, I cordially invite you to attend the 2026 Annual Meeting of Shareholders of Acme United Corporation scheduled to be held on Monday, April 27, 2026, at 11:00 A.M., Eastern Time. The Annual Meeting will be held as a “virtual meeting”, i.e., solely by means of remote communication via the Internet at www.virtualshareholdermeeting.com/ACU2026. Shareholders will be able to participate virtually, vote on matters submitted to the shareholders and submit questions during the Annual Meeting electronically. All shareholders will have the same rights and opportunities to participate in this virtual Annual Meeting as they would have at an in-person annual meeting. The Meeting will be held for the following purposes:

•	to elect seven (7) directors to serve for a one-year term,

•

to vote upon a proposal to amend the Company’s 2022 Employee Stock Option Plan to increase the number of shares authorized to be issued thereunder from 500,000 to 700,000, an increase of 200,000 shares;

•	to vote, on a non-binding advisory basis, on the compensation of our named executive officers,

•	to ratify the appointment of CBIZ CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Information regarding these matters is set forth in the accompanying Notice of Annual Meeting and Proxy Statement to which you are urged to give your prompt attention.

We hope that you will attend our virtual Annual Meeting. Whether or not you plan to attend, it is important that your shares be represented and voted at the virtual Annual Meeting. Please take a moment to sign, date and promptly mail your proxy card in the enclosed prepaid envelope. Alternatively, you may vote via the Internet or by telephone prior to the Annual Meeting as instructed in the proxy materials. You may also vote via the Internet should you attend the Annual Meeting.

On behalf of your Board of Directors, thank you for your continued support and interest in Acme United Corporation.

Sincerely,

Walter C. Johnsen

Chairman and Chief Executive Officer

Acme United Corporation

1 Waterview Drive

Shelton, Connecticut 06484

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, APRIL 27, 2026

To our Shareholders:

The 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Acme United Corporation, a Connecticut corporation (the “Company”), will be held on Monday, April 27, 2026, at 11:00 A.M., Eastern Time. The Annual Meeting will be held virtually via the Internet, and shareholders will be able to electronically access and participate in the Annual Meeting, vote on matters submitted to the shareholders and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ACU2026. All shareholders will have the same rights and opportunities to participate in this virtual Annual Meeting as they would have at an in-person annual meeting. A shareholder list will be available at the Company’s principal executive offices, located at the address appearing at the beginning of this notice, for inspection by any shareholder during ordinary business hours beginning two business days after this notice is given. The shareholder list will remain available at the offices continuing through the Annual Meeting and will also be available virtually for inspection during the meeting after a shareholder has accessed the meeting. Please note that you will not be admitted to the Annual Meeting until you have verified that you are a shareholder by entering the control number provided in these proxy materials.

At the Annual Meeting, shareholders will consider and act upon the following proposals:

1.	The election of seven (7) Directors of the Company;

2.	A proposal to amend the Company’s 2022 Employee Stock Option Plan to increase the number of shares authorized to be issued thereunder from 500,000 to 700,000, an increase of 200,000 shares;

3.	The approval, on a non-binding advisory basis, on the compensation of our named executive officers;

4.	The ratification of the appointment of CBIZ CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

5.	The transaction of such other business as may properly come before the Meeting.

Shareholders of record at the close of business on March 10, 2026, are entitled to receive notice of and to vote at the Meeting and at any adjournment or postponement thereof. Additional instructions for accessing the Annual Meeting, voting, and submitting questions appear in the accompanying proxy materials. By following the instructions available on the Annual Meeting website, shareholders may submit questions for the Annual Meeting via the Internet after verifying their status as a shareholder and after they have been admitted to the Annual Meeting. However, we recommend that shareholders submit all questions during the 15 minute period prior to the actual start of the Annual Meeting in which shareholders may access the Annual Meeting.

Please carefully read the attached Proxy Statement for information regarding the matters to be considered and acted upon at the Meeting. Your Board of Directors recommends that you vote in favor of Proposals 1, 2, 3 and 4 above. You are cordially invited to attend the virtual Annual Meeting online and we hope that you will do so.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN POSTAGE-PAID ENVELOPE. No additional postage need be affixed to the return envelope if mailed in the United States. If you are a shareholder of record, you may vote by submitting your proxy, or you may vote online or by telephone as instructed in the proxy materials. Your proxy may be revoked by you at any time prior to the exercise of the proxy in the manner described in the accompanying proxy statement.

By Order of the Board of Directors,

Paul G. Driscoll

Vice President and Chief Financial Officer, Secretary and Treasurer

March 29, 2026

Shelton, Connecticut

Acme United Corporation

1 Waterview Drive

Shelton, Connecticut 06484

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON April 27, 2026

PROXY STATEMENT

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are being furnished in connection with the solicitation of proxies by the Board of Directors of Acme United Corporation, a Connecticut corporation (the “Company”), to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”), to be held on April 27, 2026, at 11:00 A.M., Eastern Time. The 2026 Annual Meeting will be held as a “virtual meeting” via the Internet. You will not be able to attend the Annual Meeting in person. You will be able to attend, vote on matters submitted to the shareholders, and submit questions by visiting www.virtualshareholdermeeting.com/ACU2026. This Proxy Statement and the enclosed Proxy Card are being furnished on or about March 30, 2026 to all holders of record of the Company’s Common Stock, par value $2.50 per share (the “Common Stock”), as of the close of business on March 10, 2026. A copy of the Company’s 2025 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended December 31, 2025, accompanies this Proxy Statement.

At the Annual Meeting, shareholders will:

•	Elect seven (7) Directors to serve until the next annual meeting (Proposal 1);

•

Vote upon a proposal to amend the Company’s 2022 Employee Stock Option Plan to increase the number of shares authorized to be issued thereunder from 500,000 to 700,000, an increase of 200,000 shares (Proposal 2);

•	Vote upon a proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (Proposal 3);

•	Vote upon a proposal to ratify the appointment of CBIZ CPAs, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 4).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2026.

The Notice of Annual Meeting of Shareholders, this Proxy Statement, Proxy Card, and the 2025 Annual Report to Shareholders are available at the following website address: proxy.acmeunited.com.

VOTING SECURITIES, RECORD DATE AND QUORUM

Virtual Meeting.

The Annual Meeting will be held on April 27, 2026, at 11:00 A.M., Eastern Time as a “virtual meeting” via the Internet. You will be able to attend virtually, vote and submit questions by visiting www.virtualshareholdermeeting.com/ACU2026. We encourage you to access the Annual Meeting online at least 15 minutes before the beginning of the meeting to allow sufficient time to complete online check-in procedures. In order to join the Annual Meeting, you will need to enter the 16-digit Control Number we have provided in your proxy materials. If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the Annual Meeting.

If you have questions about how to attend and participate in the Annual Meeting, there will be Technical Support contact information on the shareholder login page to provide technical support on the day of the Annual Meeting. Personnel will be available 15 minutes prior to the start of the meeting to answer your technical questions.

Questions at the Annual Meeting. Shareholders will have an opportunity to submit written questions via the Internet at any time during the meeting by following the instructions that will be available on the meeting website. However, we recommend that shareholders submit all questions 15 minutes prior to the actual start of the Annual Meeting.

Record Date. The Board of Directors has fixed the close of business on March 10, 2026 as the record date (the “Record Date”) for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 3,808,225 shares of Common Stock issued and outstanding and there were no other voting securities of the Company outstanding.

Quorum. At the Annual Meeting, the virtual attendance of, together with our receipt of proxies from shareholders, representing a majority of, the total number of shares of outstanding Common Stock entitled to vote at the Annual Meeting, will constitute a quorum for the Annual Meeting. Broker non-votes and abstentions are counted for purposes of determining a quorum but are not counted as votes cast and therefore will have no effect on the outcome of the matters being voted on at the Annual Meeting.

Voting. Each outstanding share of Common Stock entitles the record holder of the share to one vote. If a shareholder holds shares in street name, and does not submit voting instructions to its broker, bank or other nominee, such broker, bank or other nominee will not be permitted to vote the shareholder’s shares in their discretion on the election of directors or on the approval to amend the Company’s 2022 Employee Stock Option Plan (Proposals 1 and 2) and the advisory vote on executive compensation (Proposal 3), but may still be permitted to vote the shareholder’s shares in their discretion on the ratification of the independent registered public accounting firm (Proposal 4). As noted above, abstentions and broker non-votes are not counted as votes cast on any matter to which they relate; accordingly, broker non-votes and abstentions will not affect the outcome of the votes on any of the proposals.

Election of Directors. A plurality of the votes cast via the Internet or by proxy at the Annual Meeting is required to elect each of the nominees for Director.

Amendment of the 2022 Employee Stock Option Plan. To be approved, the proposal to increase the number of shares which are authorized for issuance upon exercise of options granted under the 2022 Employee Stock Option Plan must receive the affirmative vote of a majority of the shares of Common Stock cast via the internet or by proxy at the Meeting.

Advisory Vote on Executive Compensation. To be approved, the non-binding advisory vote on executive compensation must receive a majority of the votes cast via the Internet or by proxy at the Annual Meeting.

Ratification of the Appointment of Our Independent Registered Public Accounting Firm. To be approved, the proposal to ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2026 must receive a majority of the votes cast via the Internet or by proxy at the Meeting.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Voting by Proxy.

You may cast your vote by proxy prior to the Annual Meeting through the Internet by going to www.proxyvote.com and entering your control number. Shareholders of record that receive paper copies of the proxy materials may also cast their votes by proxy and submit their voting instructions by:

•	signing, completing and returning the proxy card in the postage-paid envelope provided; or

•	using the telephone number listed on their proxy card.

Votes and voting instructions provided through the Internet or by telephone are authenticated by use of your control number. This procedure allows shareholders to appoint a proxy, provide voting instructions, and to confirm that their actions have been properly recorded. If you vote through the Internet or by telephone, you do not need to return your proxy card.

The proxy solicited hereby, if properly executed and returned to the Company and not revoked prior to or at the Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors.

The Board of Directors encourages you to complete and return the Proxy Card or vote via Internet or telephone even if you expect to attend the Annual Meeting. You may subsequently revoke your proxy at any time before it is voted at the meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) submitting of a proxy bearing a later date, or (iii) attending the meeting virtually and voting at the meeting.

The proxy holders, Walter C. Johnsen and Susan H. Murphy, will vote all shares of Common Stock represented by proxy that are properly executed and returned by shareholders. The proxy also authorizes the proxy holders to vote the shares represented in their sole discretion with respect to any matters not included in this Proxy Statement that may properly be presented for consideration at the Annual Meeting. You must return a signed Proxy Card or vote via Internet or telephone as provided in these proxy materials if you want the proxy holders to vote your shares of Common Stock.

Voting at the Annual Meeting.

Shareholders may cast their votes electronically via the Internet at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/ACU2026.

Solicitation of Proxies.

The cost of soliciting proxies will be borne by the Company. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies. The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of votes and the distribution of proxy materials for a fee of $9,500, plus out-of-pocket expenses.

GOVERNANCE OF THE COMPANY

Board of Directors

The By-laws of the Company provide that the Company shall have a Board of Directors of not fewer than five nor more than nine directors, as determined by the Board from time to time. The number of directors is presently fixed at seven (7). Directors serve until the next annual meeting of shareholders and until their respective successors have been elected and qualified.

The Board has determined that it is beneficial to continue to combine the positions of its Chief Executive Officer and Chairman of the Board. In making this determination, the Board of Directors considered a number of factors, including the size of the Board in relation to the scope of the Company’s operations, the efficiencies obtained by combining the positions and the fact that the combination of the positions facilitates the alignment of the Board’s agenda with its oversight responsibilities relating to the business and operations of the Company. The Company does not have a lead independent Director.

Board of Director Meetings and Committees

The Board of Directors held seven meetings in 2025. In 2025, each Director attended at least 75% of the aggregate of the total number of Board meetings and meetings of committees of the Board of which they were a member. The Board of Directors has established standing Executive, Audit, Compensation and Nominating Committees, each of which is comprised solely of independent non-employee members of the Board of Directors.

Independence Determinations

The Board of Directors annually determines the independence of directors. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company or otherwise. Material relationships can include commercial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

Independent directors are directors who, in the view of the Board of Directors, are free of any relationship that would interfere with the exercise of independent judgment. Under NYSE American rules, the following persons are not considered independent:

(a)	a director who is or was employed by the Company or any of its affiliates for the current year or any of the past three years;

(b)

a director who accepted or who has an immediate family member who accepted any compensation from the Company or any of its affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (other than certain specified types of compensation, including, e.g., compensation for Board or Committee service, benefits under a tax-qualified retirement plan, or non-discretionary compensation);

(c)	a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company as an executive officer;

(d)

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

(e)

a director who is, or has an immediate family member who is, employed as an executive of another entity where at any time during the most recent three fiscal years, any of the Company’s executive officers served on that other entity’s compensation committee; and

(f)

a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three fiscal years.

Immediate family includes a person’s spouse, parents, children, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home.

Mr. Johnsen, Chairman of the Board, serves as Chief Executive Officer of the Company, and Mr. Olschan, a member of the Board, serves as President and Chief Operating Officer of the Company. Each is standing for re-election as a non-independent director. The Board has determined that all of the five other current directors are “independent” within the meaning of the applicable listing standards of the NYSE American. The independent directors are: Mr. Barker, Mr. Conway, Mr. Davidson, Mr. Holden, and Dr. Murphy, each of whom is standing for re-election.

Nominations for Directors

The Board of Directors is responsible for selecting director nominees to stand for election at each annual meeting of shareholders and for filling vacancies on the Board at any time during the year. The Board has established a Nominating Committee that reviews all potential director candidates and recommends candidates to the full Board. The Nominating Committee will also consider nominations by shareholders, as described below. The full Board reviews and has final approval authority over all director nominees to be recommended to the shareholders for election.

In considering candidates for new membership or incumbents for continued membership on the Board of Directors of the Company, the Nominating Committee considers the factors set forth below, together with any other factors the Committee deems appropriate from time to time. The Nominating Committee generally seeks (i) active or former senior level executives of public companies or other complex organizations who have experience at a strategy/policy setting level or with high level management experience; (ii) persons whose background and experience are in areas important to the operations or management of the Company; and (iii) qualified individuals who, taken as a group, represent a diversity of skills, background and experience. Each potential nominee:

(a)	should be accomplished and have recognized achievements in his or her respective and professional field;

(b)	should have relevant expertise and experience, and be able to offer advice and guidance to senior management based on that expertise and experience;

(c)	must possess high personal and professional ethics, integrity and values;

(d)	must be inquisitive and objective, have the ability to exercise practical and sound business judgment, and have an independent mind;

(e)	must be able and willing to devote sufficient time and effort to carrying out his or her duties and responsibilities as a director effectively;

(f)	if the nominee is not an employee of the Company, the nominee should be “independent” under the rules established by the NYSE American; and

(g)	should have the ability to work effectively with others.

The Nominating Committee commences its evaluation of candidates on the basis of materials submitted by or on behalf of the candidate and on the basis of the knowledge of members of the Nominating Committee and management regarding the candidate. To the extent the Nominating Committee does not have enough information to evaluate a candidate, the Nominating Committee may send a questionnaire to the candidate for completion for Nominating Committee consideration. In addition, it has historically been customary for some members of the Board to meet with the candidate individually or in small groups, as appropriate. Members of the Nominating Committee will also interview candidates as the Nominating Committee deems appropriate.

The Nominating Committee considers diversity in identifying nominees for Director. As stated above, the Nominating Committee seeks qualified individuals, who, taken as a group, represent a diversity of skills, background and experience. In considering a potential nominee’s background and experience, the Nominating Committee will consider the individual’s race, gender, ethnicity, and related characteristics.

Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors if, as more fully provided in Article 2, Section 11 of the By-laws, the shareholder provides written notice of such shareholder’s intent to make such nomination at least sixty (60) days prior to the annual meeting at which the election of directors is to be held. If directors were to be elected at a special meeting of shareholders, the written notice of the shareholder’s intent to make a nomination must be provided to the Company not later than the close of business of the seventh day following the date on which notice of the special meeting is first given to shareholders. The nomination must be sent in care of the Secretary of the Company at 1 Waterview Drive, Shelton, CT 06484, and must include, among other information, the name, address, telephone number and resume of the nominee’s business and educational background, along with a written statement by the shareholder as to why such person should be considered for election to the Board of Directors.

The Board will consider nominees for directors properly recommended by shareholders, as described above. The Board follows the same evaluation procedures whether a candidate is recommended by the Nominating Committee or shareholders.

COMMITTEES OF THE BOARD

Executive Committee

The Executive Committee of the Board of Directors is comprised of Mr. Holden, who serves as Chairman, and Mr. Davidson. The function of the Executive Committee is to act on behalf of the Board of Directors during the intervals between meetings of the Board.

Audit Committee

The Audit Committee assists the Board of Directors in overseeing (1) the audit and integrity of our financial statements, (2) the performance of our independent auditors, (3) the adequacy and effectiveness of our accounting, auditing and financial reporting processes, and (4) our compliance with legal and regulatory requirements. The duties of the Audit Committee include the selection and appointment of our independent auditors, including evaluation of their qualifications, performance and independence. The Committee consists of Mr. Conway, Chairman, and Messrs. Davidson and Barker. The Board of Directors has determined that all members of the Audit Committee are “independent” and “financially literate” within the meaning of the applicable listing standards of the NYSE American. In addition, the Board has determined that Mr. Conway qualifies as an “audit committee financial expert” within the meaning of regulations adopted by the Securities and Exchange Commission (the “SEC”) and has the financial sophistication required under the listing standards of the NYSE American.

The Audit Committee meets at least quarterly, and more often, as needed. The Committee met four times in 2025. The Board of Directors has adopted a written charter for the Audit Committee that conforms to applicable SEC and NYSE American rules; the charter is reviewed annually by the Audit Committee. A copy of the Audit Committee charter is available on the Company’s website at www.acmeunited.com in the Investor Relations/Corporate Governance section.

Compensation Committee

The Compensation Committee of the Board of Directors assists the Board in establishing the compensation policies for cash and equity compensation of our executive officers. The primary duties of the Committee are (i) evaluating and making recommendations to the Board regarding the compensation, equity incentives and awards and benefits for our executive officers; and (ii) the administration of the Company’s Non-Salaried Director Stock Option Plans. The Board of Directors has determined that all members of the Compensation Committee are “independent” within the meaning of the applicable listing standards of the NYSE American. The Committee consists of Mr. Holden, Chairman, Mr. Davidson and Dr. Murphy. The Committee meets at least once a year and more often as needed. The Committee held three meetings during 2025. The Board of Directors has adopted a written charter for the Compensation Committee; a copy of the charter is available on the Company’s website at www.acmeunited.com in the Investor Relations/Corporate Governance section.

Nominating Committee

The Nominating Committee assists the Board in identifying individuals qualified to become Board members and recommends director candidates to be nominated by the Board to stand for election as directors at each annual meeting of shareholders of the Company and to fill vacancies on the Board and any newly created directorships. The Nominating Committee consists of Mr. Holden, Chairman, and Mr. Davidson and Dr. Murphy. The Board of Directors has determined that all members of the Nominating Committee are “independent” within the meaning of the applicable listing standards of the NYSE American. The Nominating Committee meets at least once a year and more often as needed. The Committee held one meeting in 2025. The Board of Directors has adopted a written charter for the Nominating Committee which is reviewed annually by the Nominating Committee. A copy of the charter is available on the Company’s website at www.acmeunited.com in the Investor Relations/Corporate Governance section.

Board’s Role in Oversight of Risk Management.

The Company’s Board of Directors as a whole exercises risk oversight in connection with risk in its various forms, including credit risk, liquidity risk, inflationary risk and operational risks including cybersecurity risk, supply chain risk and labor supply risk. The Board discusses with management the steps that management will take to monitor and control the Company’s exposure to such risks.

A key element of the Board’s risk oversight process is the Company’s annual Strategic Planning meeting, a two-day
meeting held early in the third quarter of each year. At this meeting, the Board meets with senior management of the Company to identify both risks and opportunities facing the Company. The senior management includes the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Information Officer and the heads of product development, technology, production, sourcing, marketing and supply chain. The Board and members of senior management continue their discussions of various risk-related matters, as appropriate, throughout the year at the regularly scheduled meetings of the Board.
The Board believes that the foregoing procedures enable it to properly perform its risk oversight, particularly since the Company is not overly leveraged and does not utilize complex financial derivative instruments.
Attendance at Annual Meetings
While the Company has no formal policy regarding the attendance of Board members at annual meetings of shareholders, director attendance is deemed very important and is strongly encouraged. All members of the Board attended the virtual 2025 Annual Meeting of Shareholders.
Code of Conduct
The Company has adopted a Code of Conduct that is applicable to its employees, including the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct is available in the investor relations section on the Company’s website at www.acmeunited.com.
If the Company makes any substantive amendments to the Code of Conduct which apply to its Chief Executive Officer, Chief Financial Officer and Controller, or grants any waiver, including any implicit waiver, from a provision of the Code of Conduct to the Company’s executive officers, the Company will disclose the nature of the amendment or waiver on its website.
The Company has not adopted any practices or procedures regarding the ability of its employees (including officers) or its directors to engage in transactions that hedge or offset any decrease in the market value of the Company’s common stock or other equity securities.
Insider Trading Policy
The Company has a long-standing Insider Trading Policy which governs the purchase and sale or other disposition of the Company’s securities by directors, officers, employees and the Company itself, which is reasonably designed to promote compliance with insider trading laws, rules and regulations, including those of the NYSE American. A copy of the Company’s Insider Trading Policy appears as Exhibit 19 to the Company’s Annual Report on Form
10-K
for the year ended December 31, 2025.
Shareholder Communications with Directors
The Company has established a process for shareholders to send communications to the Board of Directors. Shareholders may send communications to the Board of Directors to the attention of the Secretary, Acme United Corporation, 1 Waterview Drive, Shelton, Connecticut 06484, who will forward them to all Board members within a reasonable time after receipt. If a shareholder wishes the communication to be sent to one or more specific Board members only, the addressee should be the specific Board member(s), “c/o Secretary,” who will then forward the communication to such Board member(s). If one or more specific Board members are not designated for such other communication, the communication will be forwarded to the entire Board.

PROPOSAL 1: ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting to serve for one-year terms until the 2027 Annual Meeting of Shareholders and until their respective successors are elected and qualified. A plurality of the votes cast at the Annual Meeting is required to elect each of the nominees for Director. The Board has nominated seven individuals for election to the Board of Directors, all of whom are presently incumbent directors. The Board of Directors knows of no reason why any nominee would be unable to serve as director. Each nominee has consented to being named as a nominee for director of the Company in this Proxy Statement and to serve as a director, if elected. If any nominee should, for any reason, become unable to serve, then all valid proxies will be voted for the election of a substitute nominee, if any, designated by the Board.

The following information about the nominees for election as our directors is based, in part, upon information furnished by the nominees. Each nominee is an incumbent director.

Nominees	Principal Occupation and Relevant Skills	Director Since

Walter C. Johnsen (age 75)	Chairman of the Board and Chief Executive Officer of the Company since January 1, 2007; President and Chief Executive Officer of the Company from November 30, 1995 to December 31, 2006. Mr. Johnsen previously served as Vice Chairman and a principal of Marshall Products, Inc., a medical supply distributor. Mr. Johnsen’s qualifications to serve on the Board of the Company include the in-depth knowledge of all facets of the Company’s business which he has gained during his more than thirty years of service as the Company’s Chief Executive Officer.	1995

Richmond Y. Holden, Jr. (age 72)	Mr. Holden served as President and CEO of INgageHub, a cloud based Marketing SaaS platform, from January 2015 through early 2016; he continued to serve as a senior advisor to the company until 2019. From 2007 through 2014, Mr. Holden served in senior executive positions at School Specialty, Inc., a leading distributor of school supplies, equipment and curriculum products. He last served as Executive Vice President and President of the Curriculum Group (2013-2014) and previously as President of Educational Resources (2010- 2013). From 1992-2006, he was Chairman and Chief Executive Officer of J.L. Hammett Co., a national reseller of educational curriculum, equipment, furniture and products (acquired by School Specialty, Inc. in 2006). Mr. Holden has served on corporate and non-profit boards including: (i) the Board of Directors of Software Secure, Incorporated, a privately-held company headquartered in Newton, MA, which focused on secure online educational testing technology (2007-2016, until its acquisition) and (ii) since 2012, the Board of Directors of Codman Academy Charter Public School in Boston MA, which focuses on innovative experiential education models, where he has also served as President since 2024. The qualifications of Mr. Holden to serve on the Board of the Company include his substantial senior executive management experience in large complex companies in the educational markets. In particular, his tenure at School Specialty, Inc., then a $650 million publicly-held reseller of educational products, provides Mr. Holden with deep industry experience in: (i) strategic-planning and business development; (ii) finance, marketing, and sales leadership; (iii) technology and SaaS platform expansion; (iv) supply chain sourcing and operational optimization; and (v) pricing strategies and distribution models.	1998

Brian S. Olschan (age 69)	President and Chief Operating Officer of the Company since January 1, 2007; Executive Vice President and Chief Operating Officer of the Company from January 1999 to December 31, 2006; Senior Vice President—Sales and Marketing of the Company from September 1996 to January 1999. Mr. Olschan previously served as Vice President and General Manager of the Cordset and Assembly Business of General Cable Corporation, an electrical wire and cable manufacturer. Mr. Olschan’s qualifications to serve on the Board include his detailed knowledge of the Company’s operations which he has gained in his capacity as a member of senior management for more than 29 years, including as Chief Operating Officer since January 1999 and President since January 2007.	2000

Susan H. Murphy (age 74)	Vice President Emerita, Cornell University, from which Dr. Murphy retired in 2016 after a 38-year career, commencing in 1978. She served as Dean of Admissions and Financial Aid from 1985 to 1994; Vice President of Student and Academic Services from 1994 to June 2015, and thereafter she worked in Alumni Affairs and Development until her retirement in 2016. In 2013, Dr. Murphy became a member of the Board of Trustees of Adelphi University, and served as Vice Chair of its Board of Trustees from 2016 to 2021, and Chair of Academic Affairs and Student Life Committee until her term ended in 2024. She also served on the Board of Directors for Kendal at Ithaca, a not-for-profit continuing care retirement community from 2014 to 2023. In January 2025, Dr. Murphy became a member of the Board of Directors of Kendal Corporation, where she serves on the Governance Committee. Dr. Murphy received a Ph.D. in Educational Administration from Cornell University. Dr. Murphy has broad senior management level experience in a large, complex organization. In particular, her experience in employee compensation matters and the development and implementation of diversity policies is helpful to the Company.	2003

Rex L. Davidson (age 76)	Since 2009, Mr. Davidson has served as President of Rex Davidson Associates, LLC, a management consulting service. Areas of consultation have included data privacy, especially regarding client and employee data as well as cybersecurity issues. Human capital issues were also addressed including how to recruit, manage and retain a diverse workforce. From 2013-2019, Mr. Davidson served as Executive Director of the Helms Fund. The Helms Fund provides “gap financing” to socially responsible business ventures for capital expenditures. From 2009 to 2019, Mr. Davidson served as Executive Director of Las Cumbres Community Services, which provides developmental disability and mental health services to children, adults and families in Northern New Mexico. Data security for both the company and its clients was an important focus of management. He also served as the Director of Special Initiatives from 2020 to 2021. From 1982 to 2009, Mr. Davidson served as President and Chief Executive Officer of Goodwill Industries of Greater New York and Northern New Jersey, Inc., an organization then having over 2,000 employees and revenues in excess of $100 million. He also served as President of Goodwill Industries Housing Corporation. In his leadership positions, Mr. Davidson addressed significant environmental/climate, data security, and diversity issues and matters. Mr. Davidson’s qualifications to serve on the Board include significant management experience at the highest level in large organizations, having been responsible for the management of Goodwill Industries, among others. Mr. Davidson’s experience in the areas noted above and in the areas of compensation of personnel at all levels, retail matters, such as retail trends and pricing, and diversity policies is of significant benefit to the Company.	2006

Brian K. Barker (age 66)	Mr. Barker was a founder of AntelopeAI, LLC an artificial intelligence and machine learning start-up; he served as its CEO from December 2018 until his retirement in 2022. He was a founder, director, and CEO of NorthBay Solutions, LLC, a big data and analytics company from 2010 to 2018, and continues to serve as a director. Since January 2024, Mr. Barker has served on the Board of Directors of Zeptive, a provider of vape detection and air quality monitoring technology. Mr. Barker was the General Manager of the xDoc business unit for Document Sciences Corporation, a document management and customer communications management solutions company, from 2007 until it was acquired by EMC Corporation, an information infrastructure solutions company, in 2008, and then continued as General Manager of the xDoc Business Unit until 2010. He previously was CEO of Cambridge Technology Vision, LLC, a merger and acquisition support software company, from 1997 to 2001, and was President of ClearSpring Technologies, Inc., an event-driven management software company, from 1989 to 1992. Mr. Barker is the co- inventor of Acquisition Trustee, which Intralinks Holdings, Inc. acquired to incorporate in its platform for secure document sharing. The qualifications of Mr. Barker to serve on the Board include his strong data analysis background, significant entrepreneurial achievements, and executive management experience at rapidly growing information technology companies.	2019

Paul J. Conway (Age 66)	Mr. Conway is a founder and was managing member of Spark Capital Partners, LLC, an early-stage technology venture capital firm, organized in July 2005. From 2022 until his retirement in mid-2024, Mr. Conway served as its Chief Operating Officer and was responsible for financial reporting (both internal and for external investors), treasury, tax, human resources, and investor relations. From 2005-2021, he was Chief Financial Officer of Spark Capital. The firm invests primarily in companies, including in the areas of AI and SaaS and microchip technology. From 2001-2005, Mr. Conway was an executive consultant to early-stage technology companies, having interim executive positions in finance and operations; during this period, he primarily served as an interim CFO. From 1988-2000, Mr. Conway served as Chief Financial Officer of Charles River Ventures (CRV), an early-stage technology venture capital firm. Prior to that, while working at Touche Ross & Co. (1981-1986), now part of Deloitte and Touche, he rose to the level of audit manager. Mr. Conway’s qualifications for service on the Board include his significant entrepreneurial achievement and extensive experience in senior executive level positions in finance, audit oversight, and administration. Mr. Conway was a licensed Certified Public Accountant for over 10 years.	2024

Vote Required

A plurality of the votes cast at the Annual Meeting via the Internet or by proxy is required to elect each of the nominees for Director.

The Board of Directors unanimously recommends a vote FOR each of the individuals nominated by the Board for election to the Board of Directors as described in this Proposal 1.

OWNERSHIP OF ACME UNITED CORPORATION STOCK

Principal Shareholders

The following table sets forth certain information (unless otherwise indicated), as of March 10, 2026, with respect to the beneficial ownership of shares of Common Stock by any person who, to the knowledge of the Company, owned beneficially more than 5% of the outstanding shares of Common Stock. The persons shown have sole voting and investment power in these shares except as indicated below in the notes to the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)

Walter C. Johnsen 1 Waterview Drive Shelton, CT 06484	658,499	(3)	15.9

The Capital Management Corporation 4101 Cox Road, Suite 100 Glen Allen, VA 23060	540,341	(4)	14.2

Mink Brook Capital GP LLC 201 Summa Street West Palm Beach, FL 33405	359,932	(5)	9.5

North Star Investment Management 20 N. Wacker Dr., Suite 1416 Chicago, IL 60606	252,624	(6)	6.6

Brian S. Olschan 1 Waterview Drive Shelton, CT 06484	246,659	(7)	6.1

(1)

Under applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed to be the beneficial owner of shares of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares. A person is also considered to beneficially own shares of Common Stock which he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, whether by exercise of stock options or otherwise.

(2)	Based on a total of 3,808,225 shares outstanding as of March 10, 2026.

(3)	Includes 343,500 shares issuable upon exercise of options.

(4)	As of December 31, 2025, as reported in the reporting person’s Schedule 13G/A dated January 30, 2026, as filed with the SEC.

(5)

As of March 31, 2025 as reported in the reporting person’s Schedule 13G/A filed with the SEC on May 12, 2025. The reporting person states that it may be deemed to share voting and dispositive power with respect to the shares reported with certain additional reporting persons.

(6)

As of December 31, 2025, as reported in the reporting person’s Schedule 13G dated February 2, 2026, as filed with the SEC. The shares reported include 108,824 shares to which the reporting person has shared dispositive power and shared voting power.

(7)	Includes 205,450 shares issuable upon exercise of options.

Security Ownership of Directors and Officers

The following table sets forth certain information, as of March 10, 2026, with respect to the beneficial ownership of shares of Common Stock by (i) each director and nominee for director of the Company; (ii) each executive officer named in the Summary Compensation Table appearing below under “Executive Compensation”; and (iii) all executive officers and directors as a group. The persons shown have sole voting and investment power in these shares except as indicated below in the notes to the table.

The address of each person appearing in the table is 1 Waterview Drive, Shelton, CT 06484.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)

Rex L. Davidson	30,228	(3)	0.8

Paul G. Driscoll	170,398	(4)	4.3

Richmond Y. Holden, Jr.	31,750	(5)	0.8

Walter C. Johnsen	658,499	(6)	15.9

Susan H. Murphy	34,967	(7)	0.9

Brian S. Olschan	246,659	(8)	6.1

Brian K. Barker	20,300	(9)	0.5

Paul J. Conway	5,000	(10)	0.1

Executive officers and directors as a group (8 persons)	1,196,551		29.5

(1)

Under applicable rules promulgated under the Exchange Act, a person is deemed to be the beneficial owner of shares of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares. A person is also considered to beneficially own shares of Common Stock which he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, whether by exercise of stock options or otherwise.

(2)	Based on a total of 3,808,225 shares outstanding as of March 10, 2026.

(3)	Includes 29,000 shares issuable upon exercise of options.

(4)	Includes 120,000 shares issuable upon exercise of options.

(5)	Includes 16,500 shares issuable upon exercise of options.

(6)	Includes 343,500 shares issuable upon exercise of options.

(7)	Includes 29,000 shares issuable upon exercise of options.

(8)	Includes 205,450 shares issuable upon exercise of options.

(9)	Includes 19,000 shares issuable upon exercise of options.

(10)	Includes 5,000 shares issuable upon exercise of options

EXECUTIVE COMPENSATION

The following compensation disclosure is intended to comply with the requirements applicable to “smaller reporting” companies (as defined in Item 10 of Regulation S-K promulgated under the Securities and Exchange Act of 1934). This section also includes supplemental narrative that describes the 2025 executive compensation program for the Company’s principal executive officer and each of the two most highly compensated executive officers of the Company, who constitute our Named Executive Officers (“NEOs”).

Oversight of Executive Compensation

The Compensation Committee is comprised of independent, non-employee members of the Board of Directors and is responsible for evaluating and making recommendations to the Board of Directors regarding the compensation to be paid to the NEOs. Our Board of Directors is responsible for making all NEO compensation decisions. Our compensation policies and programs for our executive officers are designed to support the overall objective of enhancing value for our shareholders. To achieve this objective, it is critical that we be able to attract, motivate, reward and retain highly qualified and productive individuals by providing competitive compensation packages. We design our executive compensation programs to:

•	attract, motivate and retain executives with the skills and expertise necessary to execute our business plans;

•	directly relate compensation to both Company and individual performance;

•	provide compensation packages that are externally competitive, reasonable and fair within the highly competitive market for talented individuals in our industry but are also internally equitable;

•

reward executives fairly over time for actions consistent with creating long-term shareholder value and enable executives to share in the future success of the Company by acquiring equity interests in the Company;

•	provide an optimal combination of costs to the Company and value to our employees; and

•	align the interests of our executive officers with those of our shareholders.

Compensation Program for Executive Officers

In 2025, the compensation and benefits program for our executive officers continued to consist of four components which we designed to reward and provide incentives for both short-term and long-term performance and to minimize excessive risk taking:

•	base salary;

•	a performance based cash bonus award;

•	performance based stock option awards; and

•	a benefits package.

The Compensation Committee establishes a total compensation program for each NEO that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. In line with our pay for performance philosophy, we structured a significant portion of our NEOs’ 2025 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and long-term stock options incentives.

Consistent with the Company’s compensation philosophy, in determining the base salary of our NEOs for 2025, the Board considered a number of factors, including:

Quantitative Factors

•	Sales Growth—Average annual growth rate over eleven years of 7%.

•

Strong Financial Position—In recent years the Company has significantly reduced bank debt to provide at December 31, 2025, approximately $53 million of availability under its $65 million credit facility. This strong liquidity will allow the Company to fund acquisitions and growth.

•	Dividend Increase—Increase in the quarterly dividend from $.02 per share in 2004 to $.16 per share in 2025 – an eight-fold increase.

Business and Operational Milestones and Achievements

•

Diversification of Product Lines—During the past nine years, sales of first aid and medical products have grown to approximately 66% of total sales. As a result, we have broadened our customer and revenue base.

•	Cutting Acquisition—On October 1, 2025, the Company acquired a line of cutting and sharpening tools in Germany with annual revenue of approximately $2 million.

•

First Aid Acquisition—In 2025, the Company successfully negotiated the acquisition of the assets of My Medic. The transaction closed on January 15, 2026. My Medic is a leading supplier of tactical, trauma and emergency response products with annual revenue of approximately $19 million.

•	Product Innovation—In 2025, we introduced new first aid bar code scanning technology that expedites replenishment, ensuring OSHA compliance.

•

Cost Reduction Initiatives—In 2025, the Company invested in robotics in three of its manufacturing and distribution facilities which has already improved productivity. Additionally, the Company invested in equipment to automate its Spill Magic powder manufacturing process; the project is expected to be completed in 2026.

•	Capacity Expansion—In 2025, the Company purchased a 77,000 square foot manufacturing and distribution center in Mt. Pleasant, Tennessee for its growing Spill Magic absorbent business.

Base Salaries

Base salary provides financial stability and security to our NEOs through a fixed amount of cash for performing job responsibilities. The base salaries for our officers are set annually and reflect skills and experience, level and scope of responsibility and performance during the prior year, historical, long-term performance and our objective of achieving a base salary structure that is internally equitable. The Compensation Committee also considers external factors, such as cost of living in the areas in which our officers reside and current market conditions. During 2025, the Chief Executive Officer participated in discussions with the Compensation Committee regarding the base salary amounts of the executive officers.

Performance Based Cash Bonus Plan

The Company grants performance based “at risk” cash bonus awards under our Cash Bonus Plan based upon the achievement of both Company and individual performance objectives. The Company generally makes cash awards under this Plan if the Company achieves the minimum level of net income set by the Compensation Committee for the applicable year.

Specifically, at the beginning of each fiscal year, the Company establishes a cash bonus pool equal to 15% of the Company’s budgeted net income before taxes for that year. Payment of cash bonuses is contingent on achievement of the budgeted net income before taxes after the accrual for bonuses.

The bonus pool is adjusted for company performance. It increases to 16% for net income before taxes 110% over the budgeted amount and declines to 14% for net income before taxes within 90% of the budget. The Compensation Committee establishes a detailed sliding scale, subject to the approval of the Board of Directors.

The Company allocates an amount equal to 15% of base salary to key managers, including the NEOs. The Company then adjusts the individual allocations based on individual performance, with the historical range of payout being between 0% and 25% of base salary. The proposed bonuses are then totaled and compared to the cash bonus accrual for the fiscal year and adjusted so that the total does not exceed the accrual.

If the operating budget is not achieved within the guidelines, no bonus is awarded. In fact, no bonuses were awarded in 2017, 2018 and 2022. In eight of the last seventeen years (i.e., 2009 – 2025), the NEOs received no cash bonuses.

In 2024, the Company did not award cash bonuses under the plan to our NEOs. Transaction based cash bonuses were paid primarily related to the successful asset disposition of the Camillus and Cuda product lines on November 1, 2023.

Deferred Compensation Plan

Under the Company’s Deferred Compensation Plan for executives and key managers participating in the Company’s Cash Bonus Plan, participants will be eligible to make an irrevocable election on or before December 31st of each year as to the percentage of his or her bonus to be awarded in the following year. The deferral may be for all or a portion of the participant’s payment under the Cash Bonus Plan. All deferred amounts are non-forfeitable and earn the prime rate of interest plus 1% compounded quarterly during the period of deferral. The Company adds 20% to the deferred amount for each employee as a matching contribution up to a maximum of $10,000 annually. Amounts are deferred until separation from service with the Company. The plan is administered by the Deferred Compensation Plan Committee, which consists of our Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer.

Stock Option Program For Employees

The Company’s stock option program is administered by the Board of Directors, which acts upon recommendations of the Compensation Committee. The purpose of the Company’s stock option program is to facilitate the acquisition of equity interests in the Company by its officers and key employees, thereby enabling them to share in the future success of the Company’s business.

The Compensation Committee historically has believed that stock options are the appropriate form of equity to grant to our NEOs, considering market practices and the Compensation Committee’s goal of tying pay to performance. Stock options only provide value if the market price of our stock increases and therefore the Compensation Committee believed that options directly incentivized our executives to increase shareholder value over the long-term.

In determining the total number of options to be granted to participants in the program in a given year, the Board of Directors takes into account factors such as: (i) the total number of shares of common stock outstanding; (ii) the total number of shares of common stock issuable upon exercise of outstanding options; (iii) the total number of options which remain available for grant under the Company’s various stock option plans; (iv) the need to have an appropriate balance between currently paid and longer-term compensation, and between cash and equity compensation, and (v) the performance of the Company. Taking into account the factors described above, the Board determined not to grant options to the NEOs in 2024.

The Company presently maintains its 2022 Employee Stock Option Plan (the “2022 Employee Plan”), which provides for the issuance of incentive and nonqualified stock options having an exercise price equal to the fair market value of the Common Stock on the date the option is granted. Options granted under the 2022 Employee Plan vest 25% one day after the first anniversary of the grant date and 25% one day after each of the next three anniversaries. Under the terms of the 2022 Employee Plan, no option may be granted after the tenth anniversary of the effective date of the plan, i.e., after February 22, 2032. As of December 31, 2025, the number of shares available for grant under the 2022 Employee Plan was 85,375.

Options granted by the Company to employees historically have had a term of ten years. Commencing in July 2006, the Company has granted only non-qualified stock options to its employees. The Board presently anticipates that the remaining options which it may grant under the 2022 Employee Plan would be non-qualified stock options.

An optionee may exercise an option by delivering to the Company payment of the exercise price in cash, or, subject to the approval of the Company, by delivering of shares of the Company’s common stock, which would otherwise have been issuable to the optionee. The 2022 Employee Plan also provides for the cash settlement of option exercises, subject to the approval of the Company. Options granted under the 2022 Employee Plan are not transferable by the optionee other than by the will or by laws of descent and distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee. The 2022 Employee Plan is administered by our Board of Directors.

Employee Benefits

We generally do not provide perquisites or personal benefits to our executive officers. The Company provides standard core employee benefits, including medical and dental coverage, disability insurance and life insurance. The benefits available are the same for all executive officers, except as indicated below under “Summary Compensation Table.”

None of our executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by the Company.

401(k) Plan

The Acme United Corporation 401(k) Profit Sharing Plan is the primary retirement benefit offered to all United States employees of the Company and our executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. Participants may generally contribute to the Plan annually up to the maximum amount permitted under the Internal Revenue Code—$23,500 in 2025 ($31,000 for persons aged 50 and over). The Company provides to participants a matching contribution equal to 100% of the first three percent (3%) of the participant’s contributions and 50% of the participant’s contributions for the next two percent (2%). Participant and employer contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

In summary, our Board of Directors determined the compensation of our executive officers for the year ended December 31, 2025, by applying our policies and practices regarding executive compensation, as described above, and after considering the recommendations of the Compensation Committee of the Board.

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs (i.e., the Company’s Principal Executive Officer and each of the two other most highly compensated executive officers of the Company for the fiscal years ended December 31, 2025 and 2024).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($) (2)	All Other Compensation ($)		Total ($)

Walter C. Johnsen	2025	$1,086,165	$90,000		$455,250	$37,986	(3)	$1,669,401
Chairman & Chief Executive Officer	2024	$1,024,684	$152,150	(1)	—	$54,787	(3)	$1,231,621

Brian S. Olschan	2025	$942,237	$75,000		$364,200	$15,920	(4)	$1,397,357
President & Chief Operating Officer	2024	$888,903	$130,670	(1)	—	$12,887	(4)	$1,032,460

Paul G. Driscoll	2025	$569,654	$70,000		$273,150	$15,920	(4)	$928,724
Vice President & Chief Financial Officer	2024	$537,409	$80,550	(1)	—	$12,887	(4)	$630,846

(1)	Consisted primarily of cash bonuses relating to the successful asset disposition of the Camillus and Cuda product lines on November 1, 2023.
(2)

Represents the aggregate fair value of stock options on grant date rather than an amount paid to or realized by the NEO. For information on valuation assumptions, refer to Note 11, “Stock Option Plans”, in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2025.

Each option vests in four equal annual installments commencing one day after the first anniversary of the grant date and thereafter one day after each of the three succeeding annual anniversary dates of the grant date. The exercise price of each option is equal to 100 percent of the fair market value on the grant date. The fair market value was determined to be the closing price of the Common Stock on the day on which the option is granted.

No options were granted to NEOs in 2024. The options granted to NEOs in 2025 had an exercise price of $40.60 per share. The number of shares underlying the options granted to the NEOs in 2025 were as follows:

Name	Number of Shares Underlying Options

Walter C. Johnsen	25,000

Brian S. Olschan	20,000

Paul G. Driscoll	15,000

(3)	Consists of reimbursement of out-of-pocket health care expenses, payment of life insurance premiums and Company matching contribution to the Company’s 401(k) Profit Sharing Plan.
(4)	Consists of reimbursement of payments of life insurance premiums and Company matching contribution to the Company’s 401(k) Profit Sharing Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2025 for each of the NEOs.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)

Walter C. Johnsen	30,000		$21.49	8/3/26

	60,000	—	$23.99	1/24/27

	45,000	—	$24.92	10/16/27

	13,500	—	$23.94	1/23/28

	45,000	—	$22.66	8/8/28

	25,000	—	$19.48	8/7/29

	10,000	—	$24.06	1/21/30

	45,000	—	$23.05	8/12/30

	20,000	—	$32.64	1/26/31

	45,000	—	$39.56	8/11/31

	22,500	7,500	$29.35	8/3/32

	12,500	12,500	$30.47	8/2/33

		25,000	$40.60	7/30/35

Brian S. Olschan	35,000	—	$24.92	10/16/27

	9,200	—	$23.94	1/23/28

	35,000	—	$22.66	8/8/28

	20,000	—	$19.48	8/7/29

	7,500	—	$24.06	1/21/30

	35,000	—	$23.05	8/12/30

	15,000	—	$32.64	1/26/31

	35,000	—	$39.56	8/11/31

	18,750	6,250	$29.35	8/3/32

	10,000	10,000	$30.47	8/2/33

		20,000	$40.60	7/30/35

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)

Paul G. Driscoll	15,000	—	$21.49	8/3/26

	15,000	—	$24.92	10/16/27

	20,000	—	$22.66	8/8/28

	15,000	—	$19.48	8/7/29

	2,500	—	$24.06	1/21/30

	20,000	—	$23.05	8/12/30

	10,000	—	$32.64	1/26/31

	20,000	—	$39.56	8/11/31

	11,250	3,750	$29.35	8/3/32

	6,250	6,250	$30.47	8/2/33

		15,000	$40.60	7/30/35

(1)

Options vest in four equal parts beginning one day after the first anniversary of grant date and thereafter one day after each of the three succeeding annual anniversary dates of the grant date. Each option has a ten-year term.

We provide the following discussion of the timing of option awards in relation to the disclosure of material nonpublic information, as required by Item 402(x) of Regulation S-K.

The Company’s present policy is that it will not grant option awards during the four business days prior to or one business day after the filing of our periodic reports or the filing or furnishing of a Current Report on Form 8-K that discloses material nonpublic information.

The Company does not take material nonpublic information into account when determining the timing and terms of option awards. Further, the Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation. Any coordination between a grant and the release of information that could be expected to affect such grant’s value is precluded by the predetermined schedule.

Pay Versus Performance
The following table presents certain information regarding compensation paid to Acme United’s CEO and other NEOs, and certain measured financial performance for the three years ended December 31, 2025. The amounts shown below are calculated in accordance with Item 402(v) of Regulation
S-K.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO		Average Summary Compensation Table Total for Non-PEO NEOs		Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On Total Shareholder Return	Net Income ($000’s)

2025	$1,669,401	$1,476,451	(1)	$1,163,041	(4)	$1,030,231	$194	$10,185

2024	$1,231,621	$1,065,571	(2)	$831,653	(5)	$723,375	$177	$10,023

2023	$1,844,535	$2,457,648	(3)	$1,238,180	(6)	$1,675,367	$200	$8,148	(7)

(1)
To calculate the compensation “actually paid” to PEO for 2025, the Option Awards value in the Summary Compensation Table (SCT) was deducted ($455,250) and an amount equal to $262,300 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(2)
To calculate the compensation “actually paid” to PEO for 2024, the Option Awards value in the Summary Compensation Table (SCT) was deducted ($0) and an amount equal to $166,050 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(3)
To calculate the compensation “actually paid” to PEO for 2023, the Option Awards value in the Summary Compensation Table (SCT) was deducted ($316,250) and an amount equal to $929,365 was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(4)
To calculate the compensation “actually paid” to other NEOs for 2025, the Option Awards value in the Summary Compensation Table (SCT) was deducted ($318,675) and an amount equal to $185,866 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(5)
To calculate the compensation “actually paid” to other NEOs for 2024, the Option Awards value in the Summary Compensation Table (SCT) was deducted ($0) and an amount equal to $108,278 was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(6)
To calculate the compensation “actually paid” to other NEOs for 2023, the Option Awards value in the Summary Compensation Table (SCT) was deducted ($411,125) and an amount equal to $1,285,500 was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of Regulation
S-K.

(7)	Excludes a net gain in the amount of $9.6 million related to the disposition of the Camillus and Cuda product lines, as previously reported.
In accordance with Item 402(v) of
Regulation
S-K,
we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table and each of total shareholder return (“TSR”) and net income.
We do not utilize TSR directly in our executive compensation program although there is a correlation between compensation actually paid and both TSR. However, we do utilize several other performance measures, including budgeted net income, to align executive compensation with our performance. As described in more detail above in the section “Executive Compensation – Compensation Program for Executive Officers,” part of the compensation our NEOs are eligible to receive consists of annual performance-based cash bonus awards that are designed to provide appropriate incentives to our executives to achieve defined annual performance objectives, including budgeted net income growth, and to reward our executives for individual and Company achievement towards these goals, subject to certain employment criteria.
Additionally, stock options are an integral part of our executive compensation program. Although not directly tied to TSR or net income, stock options provide value only if the market price of our common stock

Table of Contents
increases, and if the executive officer continues in our employment over the vesting period. These stock option awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to continue in our employment for the long-term.
The following graph illustrates the relationship during 2023-2025 of the Compensation Actually Paid for our CEO and other NEOs as calculated pursuant to SEC rules to our TSR.

The following graph illustrates the relationship during 2023-2025 of the Compensation Actually Paid for our CEO and other NEOs as calculated pursuant to SEC rules to our Net Income.

Change in Control Plan

The Company’s Change in Control Plan (successor to the Salary Continuation Plan) covers officers of the Company at the level of Corporate Vice President or above, who are designated from time to time by the Board of Directors of the Company as a participant in the plan. The plan participants presently consist of three individuals: Walter C. Johnsen, Brian S. Olschan and Paul G. Driscoll. The plan is designed to retain key employees and provide for continuity of management in the event of a threatened, pending or actual change in control of the Company. A participant would receive payment under the plan if there is a change in control of the Company and, within one year after such change in control, the participant voluntarily or involuntarily separates from service of the Company for any reason whatsoever.

A change in control of the Company is deemed to occur when any one person, or more than one person acting as a group, (i) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of the stock of the Company; or (ii) acquires assets from the Company that have a total gross fair market value equal to or more than 50 percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, the gross fair market value of assets excludes liabilities associated with such assets.

The compensation and benefits which would be provided to a participant in the plan consist of the following:

•	Monthly salary at the rate being paid on the date of the change in control multiplied by the number of months payable, as described below;

•	Average monthly incentive bonus payments for the three taxable years immediately prior to the change in control multiplied by the number of months payable, as described below; and

•	Medical, life and other insurance in effect on the date of disposition to continue into the future for the number of months that compensation is payable.

In addition, the plan imposes a limit on the total amounts and benefits which may be paid to a participant in the plan. The plan provides that, if any amount or benefit to be paid or provided to a participant would be deemed an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code), then the payment to be paid or the benefits to be provided to the participant will be reduced to the minimum extent necessary so that all potential “parachute payments” to the participant will not exceed 2.99 times the participant’s “base amount” (as also defined in Section 280G).

Payment of the first two items would be made in a lump sum, no later than thirty (30) days after the participant separates from service. However, payments to be made to a participant who is a key employee (as defined in the plan, based on certain levels of compensation or stock ownership in the Company), must be deferred for six months.

A director of the Company who is also an officer of the Company at the level of Executive Vice President or above (presently Messrs. Johnsen and Olschan) would be entitled to the value of thirty-six (36) months’ compensation and benefits. Officers at the level of Senior Vice President and Vice President (presently, Mr. Driscoll) would be entitled to receive the value of twenty-four (24) months’ compensation and benefits. All of the participants in the plan are presently “key employees,” as described above.

Severance Pay Plan

The Severance Pay Plan covers officers of the Company employed in the United States at the level of Corporate Vice President or above. The plan is designed to enable the Company to attract and retain key employees. This plan covers Walter C. Johnsen, Brian S. Olschan and Paul G. Driscoll. A covered officer would receive payments under the plan if one of the following triggering events occurs:

•	involuntary termination for any reason other than gross misconduct;

•	death;

•	reduction of responsibility, status or compensation; or

•	transfer to a location unreasonably distant from his or her current location.

This plan would only apply if the Change in Control Plan would not apply. Payment under this plan, except in the event of termination by death, would be equivalent to one month’s salary multiplied by each year of service to the Company based upon the level of his or her compensation in effect immediately preceding such termination. The plan sets out a minimum and maximum number of months’ compensation payable to each such employee upon such severance. The plan would also provide death benefits to covered officers’ beneficiaries.

A Director of the Company who is also an Officer of the Company at the level of Executive Vice President or above (presently, Messrs. Johnsen and Olschan) would be entitled to a minimum of nine (9) months’ compensation and a maximum of thirty (30) months’ compensation. In the event of such officer’s death, his or her beneficiaries would be entitled to nine (9) months’ compensation. Officers at the level of Senior Vice President or Vice President (presently, Mr. Driscoll) would be entitled to a minimum of six (6) months’ compensation and a maximum of eighteen (18) months’ compensation. In the event of such officer’s death, his or her beneficiaries would be entitled to six (6) months’ compensation. Payments would be made in a single lump sum.

Equity Compensation Plan Information

The following table sets forth information regarding compensation payable under the Company’s equity compensation plans (the 2017 Non-Salaried Director Stock Option Plan and the 2012 and 2022 Employee Plans) in effect as of December 31, 2025. The Company’s shareholders have approved each of the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	1,369,902	$29.33	110,375

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	1,369,902	$29.33	110,375

DIRECTOR COMPENSATION

Cash Compensation

As described below, in 2025, the Company paid as compensation to non-employee directors cash consisting of annual fees and fees for Board and committee meetings attended. Each director who chaired a committee received additional compensation to compensate for the additional responsibility and effort associated with the director’s respective position. These fees consisted of:

•	an annual fee of $100,907, payable quarterly;

•	$2,900 for each Board meeting attended;

•	$1,214 for each committee meeting attended; and

•	$2,512 to committee chairpersons for each committee meeting conducted.

The Company also provided reimbursement to each director for customary and usual travel expenses incurred in connection with attendance at Board and committee meetings.

Stock Options

Under the 2017 Non-Salaried Director Stock Option Plan (the “2017 Director Plan”), each incumbent non-employee director re-elected to the Board of Directors receives an annual option grant to purchase up to 5,000 shares of Common Stock. The Board of Directors has the authority to increase or decrease the number of shares of Common Stock which are the subject of the annual or initial option grants to directors.

Under the 2017 Director Plan, each new director, upon becoming a member of the Board of Directors will receive an initial option to purchase 5,000 shares of Common Stock. These options would vest as follows: 25% on the day after the grant date; 25% one day after the first year anniversary of the grant date; 25% one day after the second year anniversary of the grant date; and 25% one day after the third year anniversary of the grant date.

The 2017 Director Plan expires on February 23, 2027, and no options can be granted under the 2017 Director Plan after that date. However, each option outstanding under the 2017 Director Plan on February 23, 2027 would extend beyond that date for the remainder of the term of such option.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total

Brian K. Barker	$128,963	$48,425	$177,388

Paul J. Conway	$134,155	$48,425	$182,580

Rex L. Davidson	$133,819	$48,425	$182,244

Richmond Y. Holden, Jr.	$134,155	$48,425	$182,580

Susan H. Murphy	$127,749	$48,425	$176,174

(1)

Represents the aggregate fair value of stock options on grant date rather than an amount paid to or realized by the director. For information on the valuation assumptions, refer to the Note 11, “Stock Option Plans”, in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2025.

The exercise price of each option is equal to 100 percent of fair market value on the date of grant. The fair market value was determined to be the average price of the Common Stock on the trading day of the grant date. Each option had an exercise price of $43.40 per share and became exercisable in full one day after the date of grant.

The following table shows the aggregate number of outstanding options held by each non-employee director as of December 31, 2025.

Name	Aggregate Options Outstanding as of December 31, 2025

Brian K. Barker	19,000

Paul J. Conway	7,500

Rex L. Davidson	29,000

Richmond Y. Holden, Jr.	16,500

Susan H. Murphy	29,000

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2025, with management and with representatives of CBIZ CPAs, P.C., the Company’s independent registered public accounting firm, including discussions of the presentation and integrity of the Company’s financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Management has the primary responsibility for the financial statements of the Company and the Company’s financial reporting process, including the system of internal controls. The Audit Committee does not provide any expert or special assurance as to the Company’s financial statements. CBIZ CPAs, P.C. is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of the Company’s financial statements with generally accepted accounting principles in the United States. CBIZ CPAs, P.C. also is responsible for auditing the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon. The Audit Committee does not provide any professional certification as to CBIZ CPAs, P.C.’s work product.

As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has discussed with representatives of CBIZ CPAs, P.C. the matters required to be discussed under applicable PCAOB standards. The Audit Committee has received and reviewed the written disclosures and letters from CBIZ CPAs, P.C. required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with CBIZ CPAs, P.C. the independence of CBIZ CPAs, P.C. from the Company. The Audit Committee also considered whether the provision of non-audit services by CBIZ CPAs, P.C. to the Company is compatible with CBIZ CPAs, P.C.’s independence. Based on these discussions and disclosures, the Audit Committee concluded that CBIZ CPAs, P.C. is independent from the Company and its management.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2025, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.

Paul J. Conway, Chair

Rex L. Davidson, Member

Brian K. Barker, Member

Transactions with Related Persons

The term “related person” includes any executive officer of the Company, any director or nominee for election as director, any security holder holding more than 5% of the Common Stock or any immediate family member of any of the foregoing persons.

Policy

As adopted by the Board of Directors, the charter of the Audit Committee requires that related person transactions must be reviewed and approved by the Audit Committee of the Board, which consists solely of independent directors. This requirement applies to any such transaction and is not limited to transactions which meet the minimum threshold for disclosure in the proxy statement under the relevant rules under the Exchange Act (generally, in 2025, with respect to smaller reporting companies, transactions which involve an amount equal to the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which a related person has a direct or indirect material interest).

Procedures

Management or the affected director or executive officer will bring the transaction to the attention of the Audit Committee. The transaction must be approved in advance whenever practicable, and if not practicable, must be reviewed as promptly as practicable. Although the Audit Committee has not adopted formal procedures for the review and approval of transactions with related persons, the Audit Committee will approve the transaction only if it determines that it is in the best interests of the Company.

If the Audit Committee were to approve a related party transaction, the Audit Committee would periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

There were no related person transactions with the Company since January 1, 2024.

PROPOSAL 2

AMENDMENT TO THE 2022 EMPLOYEE STOCK OPTION PLAN

On February 24, 2026, the Board of Directors, approved the amendment of the 2022 Employee Plan, to increase the number of shares which may be issued upon exercise of options granted under the 2022 Employee Plan, from 500,000 to 700,000. The effectiveness of the amendment is subject to approval by our shareholders. As of March 10, 2026 (the Record Date), options to purchase a total of 9,375 shares remained available for issuance under the 2022 Employee Plan. The Company proposes that the number of shares of Common Stock reserved for issuance under the 2022 Employee Plan be so increased in order to enable the Company to continue to utilize stock options. The Company believes that such equity incentives help it to remain competitive in attracting, motivating, rewarding and retaining highly qualified personnel. In determining the amount of the proposed increase in the number of shares which may be issued upon exercise of options granted or which may be granted under the 2022 Employee Plan, the Board of Directors considered, among other things, (i) the factors described above under “Executive Compensation – Stock Option Program for Employees”; and (ii) the anticipated increases from time to time in the number of participants in the 2022 Employee Plan as a result of the growth of the Company (both internally and through acquisition).

The following description of the 2022 Employee Plan as amended is qualified in its entirety by reference to the text of the 2022 Employee Plan and its prior amendments, copies of which have been filed with the SEC as exhibits to our periodic reports.

Purpose

The purpose of the 2022 Employee Plan is to advance the interests of the Company and its shareholders by strengthening the ability of the Company to attract, retain and reward highly qualified key employees, to motivate key employees to achieve business objectives established to promote the long-term growth, profitability and success of the Company, and to encourage ownership of the Common Stock by participating key employees.

Administration of the 2022 Employee Plan

The 2022 Employee Plan is administered by the Board of Directors of the Company. In administering the 2022 Employee Plan, the Board will act upon recommendations of the Compensation Committee, which consists of members of the Board who are not employees of the Company. Subject to the provisions of the 2022 Employee Plan, the Board will determine the employees who will receive options under the 2022 Employee Plan, the number of shares subject to each option and the terms of those options and will interpret the 2022 Employee Plan and make such rules of procedure as the Board may deem proper.

Shares of Stock Subject to the 2022 Employee Plan

The aggregate number of shares that may be issued upon exercise of options granted during the term of the 2022 Employee Plan is presently limited to 500,000 shares of the Common Stock of the Company. This limit may not be increased, other than by amendment of the 2022 Employee Plan, during the term of the 2022 Employee Plan except by proportionate adjustment following recapitalization, stock splits, stock dividends or any similar adjustment in the number of shares subject to outstanding options, and in the related option exercise price. If the shareholders approve Proposal 2, 200,000 additional shares (which can be authorized but unissued shares, or treasury shares or a combination thereof) will be reserved for the award of options.

Eligibility

Based on current staffing, under the 2022 Employee Plan, approximately 45 to 50 key employees of the Company (including directors and officers who are employees) would be eligible to receive options to purchase shares of Common Stock. Non-employee directors are not eligible to participate in the 2022 Employee Plan.

Options

Options granted under the 2022 Employee Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, or non-qualified stock options. The exercise price with respect to an option awarded under the 2022 Employee Plan will be one hundred percent (100%) of the fair market value of the Common Stock on the date that the option is granted provided, however, that the price shall not be less than the par value of the Common Stock which is subject to the option. If incentive stock options are granted to an employee owning Common Stock having more than ten percent (10%) of the voting power of the Company, the exercise price must be at least one hundred ten percent (110%) instead of one hundred percent (100%) of the fair market value of the Common Stock on the date that the option is granted, and the option by its terms may not be exercisable after the expiration of five (5) years from the date of grant. No option may be granted under the 2022 Employee Plan after the tenth anniversary of the adoption of the plan. The options granted by the Company to employees historically have had a term of ten years.

Under the 2022 Employee Plan (and its predecessor plans), the Company may grant both incentive stock options (“ISOs”) and non-qualified stock options. However, commencing in July 2006, the Company has granted only non-qualified stock options to its employees. The Board presently anticipates that options which it may grant under the 2022 Employee Plan will be non-qualified stock options.

Option Vesting Schedule

Upon the granting of any option, the optionee must enter into a written agreement with the Company setting forth the terms upon which the option may be exercised. Such an agreement sets forth the length of the term of the option and the timing of its vesting and may provide arrangements for income and employment tax withholding. Under terms of the 2022 Employee Plan, options are exercisable in accordance with the following schedule: twenty-five percent (25%) one day after first year anniversary of the date of grant; twenty-five percent (25%) one day after second year anniversary of date of grant; twenty-five percent (25%) one day after third year anniversary of date of grant; and twenty-five percent (25%) one day after the fourth year anniversary of date of grant. In no event shall the length of an option extend beyond ten years from the date of its grant.

Rights Upon Termination of Employment

Under the 2022 Employee Plan, if the employment of any person to whom an option has been granted is terminated for any reason other than the death, disability or retirement of the optionee, the optionee may exercise all options vested on the termination date within one (1) year following such termination, subject to the ten (10) year limitation on the term of options. If the termination is by reason of retirement, the optionee may exercise the option, in whole or in part, at any time within one (1) year following such termination of employment, subject to the ten (10) year limitation, but if the option is exercised later than three (3) months from the date of retirement the option shall not constitute an ISO. If the optionee dies while employed by the Company or its subsidiaries, or during a period after termination of employment in which the optionee could exercise an option, the optionee’s beneficiary may exercise the option within one (1) year of the date of the optionee’s death but in no event may the option be exercised later than the date on which the option would have expired if the optionee had lived. If the termination is by reason of disability, the optionee may exercise the option, in whole or in part, at any time within one (1) year following such termination of employment or within such other period, not exceeding three (3) years after the date of disability, as is set forth in the option agreement with respect to such options, provided, however, that if the option is exercised later than one (1) year after the date of disability, it shall not constitute an ISO, and in no event may the option be exercised after ten (10) years from grant.

If employment of an optionee is terminated for any reason other than termination for cause (as defined in the 2022 Employee Plan) on or after age 60 and the optionee has been employed full time by the Company for at least 15 years, the unvested portion of such optionee’s options shall continue to vest in accordance with its terms and the exercise rights for any vested option shall be automatically extended until the expiration of the term of such option.

If an optionee ceases to be employed by the Company and becomes, or continues to be, a member of the Board of Directors, the unvested portion of such optionee’s options shall continue to vest in accordance with its terms and the exercise rights for any vested option shall be automatically extended until the expiration of the term of such option.

If an optionee dies or becomes disabled during a period in which he or she is entitled to exercise an option and has been employed full time by the Company for at least 15 years, the unvested portion of the options held by an optionee shall immediately vest and become exercisable in full and such option may be exercised at any time until the expiration of the term for such option.

Any ISO which is not exercised by the optionee within the three-month period immediately following the optionee’s termination of employment, or, in the case of termination of employment on account of disability, within one (1) year after the date of disability, shall cease to be an ISO.

If the Corporation dissolves, sells substantially all of its assets, is acquired in a stock for stock or securities exchange, or is a party to a merger or other reorganization in which it is not the surviving corporation, then each outstanding option shall fully vest and become fully exercisable commencing upon the occurrence of the transaction and thereafter may be exercised for a period of sixty (60) days.

Notwithstanding the above, no option may be exercised after the expiration date specified in the relevant option agreement. Options granted under the 2022 Employee Plan may not be transferred other than by will or by the laws of descent and distribution and, during the optionee’s lifetime, may be exercised only by the optionee.

Method of Exercise

An optionee may exercise an option by three methods (i) by delivering payment to the Company in cash, (ii) by a “cashless exercise” (electing to pay for the shares through a reduction in the number of shares otherwise deliverable by the number of shares equal to the aggregate value of the total exercise price) or (iii) by electing, subject to certain restriction, to receive a cash payment from the Company in an amount equal to the number of shares being exercised multiplied by the excess of (a) the fair market value of the shares over (b) the exercise price of the option. The second and third methods are subject to the consent of the Company at the time the optionee gives notice to the Company of the option exercise.

Amendment to the 2022 Employee Plan

The 2022 Employee Plan may be terminated, suspended, or modified at any time by the Board of Directors, but no amendment increasing the maximum number of shares for which options may be granted (except to reflect a stock split, stock dividend or other distribution), reducing the option price of outstanding options, extending the period during which options may be granted, or otherwise materially increasing the benefits accruing to optionees or changing the class of persons eligible to be optionees, shall be made without first obtaining approval of the shareholders of the Company. No termination, suspension or modification of the 2022 Employee Plan shall adversely affect any right previously acquired by the optionee or other beneficiary under the 2022 Employee Plan.

FEDERAL INCOME TAX CONSEQUENCES

Granting of Non-Qualified Stock Options

With respect to the tax effects of non-qualified stock options, since the options granted under the 2022 Employee Plan will not have a “readily ascertainable fair market value” within the meaning of the Federal income tax laws, an optionee of an option will realize no taxable income at the time the option is granted.

Exercise of Non-Qualified Stock Options

When a non-qualified stock option is exercised, the optionee will generally be deemed to have received compensation, taxable at ordinary income tax rates, in an amount equal to the excess of the fair market value of the shares of Common Stock of the Company on the date of exercise of the option over the exercise price. The Company will withhold income and employment taxes in connection with the optionee’s recognition of ordinary income as a result of the exercise by an employee/optionee of a non-qualified stock option, and arrangements must be made with the Company for the source of such withholding. The Company generally can claim a deduction in the fiscal year of the Company that includes the last day of the taxable year of the optionee during which the optionee recognizes income from the option exercise. The amount of such deduction will be equal to the ordinary income recognized by the optionee.

Granting of Incentive Stock Options and Exercise of Incentive Stock Options

With respect to the tax effects of an ISO, the optionee does not recognize any regular taxable income when the option is granted or exercised; however, the excess of the fair market value of the stock on the date of exercise over the exercise price must be included in the optionee’s alternative minimum taxable income and subject to alternative minimum tax at a rate up to twenty-eight percent (28%). There is, however, a credit available for the alternative minimum tax paid with respect to the exercise of an ISO.

Sale of Shares

When stock acquired through the exercise of a non-qualified stock option is sold, the difference between the optionee’s basis in the shares and the sale price will be taxable to the optionee as a capital gain (or loss). The gain will be long-term capital gain (loss) for federal income tax purposes if the stock was held for more than one (1) year after the option exercise.

If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two (2) years after the date the option was granted or within one (1) year after the shares were transferred to the optionee, then (a) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction will be allowed to the Company for federal income tax purposes. The tax basis of the stock for alternative minimum tax purposes shall be the fair market value of the stock on the date of exercise of the option.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two (2) year and one (1) year holding periods described above (a “Disqualifying Disposition”) generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized upon the sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain realized will be taxed as short-term or long-term capital gain (depending on the holding period) and will not result in any deduction by the Company. A Disqualifying Disposition in the same year as exercise of an ISO will eliminate the alternative minimum tax adjustment associated with the exercise of the ISO.

2022 Employee Plan Benefits

Awards under the 2022 Employee Plan will be granted at the discretion of the Board of Directors, which will act upon recommendations of the Compensation Committee. The Board will determine the key employees who will receive options under the 2022 Employee Plan and the terms of those options. Accordingly, the nature and amounts of any future awards to be made to participants in the 2022 Employee Plan are not presently determinable.

Since the grant of option awards under the 2022 Employee Plan will be determined at the discretion of the Board of Directors, the Company is not presently able to determine the number of options that may be granted to each Named Executive Officer, all current executive officers as a group, and all other employees. Non-employee directors are not eligible to participate in the 2022 Employee Plan.

However, assuming that the proposed amendment to the 2022 Employee Plan had been in effect with respect to fiscal year 2025, the Company would have awarded (and in fact did award) options as follows:

Name and Position or Group	Dollar Value (1)	Number of Shares

Walter C. Johnsen	$455,250	25,000

Brian S. Olschan	$364,200	20,000

Paul G. Driscoll	$273,150	15,000

Executive Officers as a Group	$1,092,600	60,000

Non-Executive Directors as a Group	0	0

Non-Executive Officer Employee Group	$746,610	41,000

(1)

Represents the aggregate fair value of stock options on grant date rather than an amount paid to or realized by the named executive officer. For information on valuation assumptions, refer to the note on Stock Option Plans in the notes to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2025.

Vote Required

The approval of the amendment to the 2022 Employee Plan requires the affirmative vote of a majority of the shares of Common Stock of the Company cast in person or by proxy on the amendment. If the amendment is not approved by shareholders, it will not become effective.

The Board of Directors recommends a vote FOR approval of the amendment to the 2022 Employee Stock Option Plan.

PROPOSAL 3

ADOPTION OF A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010 and pursuant to Section 14A of the Exchange Act, the Company is again providing shareholders with the opportunity to vote on a non-binding, advisory proposal, commonly known as a “say-on-pay” proposal, to approve the compensation of the Company’s NEOs as disclosed above in this proxy statement under “Executive Compensation.” The shareholders last voted on such a proposal at the Company’s Annual Meeting of Shareholders in 2025. This proposal gives our shareholders an opportunity to express their views on the overall compensation of the Company’s NEOs, but is not intended to address any specific item of compensation. In making a voting decision, shareholders are encouraged to review the discussion of the Company’s compensation policies and decisions regarding its NEOs that appears earlier in this proxy statement under “Executive Compensation” including the compensation tables and related narrative disclosure. The next advisory vote on the frequency of say-on-pay proposals is expected to occur at the Company’s 2031 Annual Meeting of Shareholders.

The executive officers named in the summary compensation table and deemed to be “named executive officers” are Walter C. Johnsen, Brian S. Olschan and Paul G. Driscoll. The Company’s executive compensation program consists of four components: base salary, a cash incentive bonus award; longer-term incentive equity awards (consisting of stock option awards); and retirement benefits and other benefits described in detail in the Section entitled “Executive Compensation” that appears earlier in this Proxy Statement. The program uses a balance of short- and long-term performance metrics to encourage the efficient management of our business and minimize excessive risk-taking. It ties a significant portion of executive pay to Company performance over a multi-year period. The compensation paid to the Company’s executive officers is intended to align their interests with the long-term interests of the Company’s shareholders and is based on a pay-for-performance philosophy. It is straightforward, consisting principally of salary, which must be competitive to retain the skills and experience of excellent employees, annual bonus to reward strong performance, and equity compensation to encourage long-term commitment and team performance. Not all elements of our compensation package may be provided every year, depending on the performance of the Company and the executive, the Company’ resources and other factors deemed relevant by the Board of Directors.

We believe that our executive compensation program, with our balance of base salary, performance-based bonuses and multi-year vesting equity awards, encourages and rewards sustained performance that is aligned with long-term shareholder interests.

The Board of Directors believes that the compensation given to our NEOs for 2025 helped to achieve the overall objective of enhancing value for our shareholders.

The vote solicited by this proposal is advisory and its outcome will not be binding on the Board of Directors nor require the Board of Directors to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board of Directors, or creating or implying any additional fiduciary duty of the Board of Directors. However, the Board of Directors expects to take into account the outcome of this vote when considering future executive compensation arrangements recommended by the Compensation Committee for the Company’s executive officers.

The Board of Directors strongly supports our executive compensation programs and asks shareholders to vote on the following advisory resolution:

RESOLVED, that compensation paid to the Company’s named executive officers for the year ended December 31, 2025, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative discussion, is hereby approved.

Vote Required

The approval of Proposal 3 on an advisory basis requires the affirmative vote of a majority of the votes cast by the shareholders via the Internet or by proxy.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF CBIZ CPAs, P.C. AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026

The Audit Committee of the Board of Directors has appointed CBIZ CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Representatives of CBIZ CPAs, P.C. will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Audit Committee is not aware of any disagreements between management and our current independent registered public accounting firm, CBIZ CPAs, P.C., regarding accounting principles and their application or otherwise.

Audit Committee Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted policies and procedures for the pre-approval of services provided by the independent registered public accounting firm. The policies and procedures provide that management and the independent registered public accounting firm jointly submit to the Audit Committee a schedule of audit and non-audit services for approval as part of the annual plan for each year. In addition, the policies and procedures provide that the Audit Committee may also pre-approve particular services not in the annual plan on a case-by-case basis. For each proposed service, management and the independent registered public accounting firm must provide a detailed description of the service and the projected fees and costs (or a range of such fees and costs) for the service.

Fees Paid to Independent Registered Public Accounting Firm

Set forth below is a description of the fees for professional audit services rendered by CBIZ CPAs, P.C., for the audit of our annual consolidated financial statements for the fiscal year indicated and review of our interim consolidated financial statements, and fees for other services rendered by CBIZ CPAs, P.C.

Fee Category	2025	2024*

Audit Fees	$725,000	$753,800
Audit Related Fees	18,000	25,500
Tax Fees	66,500	44,100

Total Fees	$809,500	$823,400

*

On November 1, 2024, CBIZ CPAs P.C. acquired the audit business of Marcum LLP, which was the Company’s prior independent registered public accounting firm. The 2024 fees were for professional audit services rendered by Marcum LLP.

Audit Fees. Audit fees consist of fees for the annual audit of the Company’s financial statements, including the audit of internal control over financial reporting, and the reviews of the interim financial statements included in our quarterly reports on Form 10-Q.

Audit Related Fees. These fees were for the audit of the Acme United Corporation 401(k) Profit Sharing Plan and services rendered in connection with the filing of registration statements related to the Company’s stock option plans.

Tax Fees. Tax services included tax compliance, tax consulting, and tax planning.

The Audit Committee has determined that the provision of non-audit services described above was compatible with maintaining CBIZ CPAs, P.C.’s independence.

Vote Required

The ratification of the appointment by our Audit Committee of CBIZ CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative vote of a majority of the shares of Common Stock of the Company voting via the Internet or by proxy on such ratification. Although shareholder approval of the appointment is not required by law and is not binding on the Audit Committee, we nonetheless are seeking shareholder ratification because we believe it to be a matter of good corporate practice. If shareholders do not ratify the selection of CBIZ CPAs, P.C., the Audit Committee will reconsider whether to retain CBIZ CPAs, P.C., but may retain such independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2026.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

If you intend to present a proposal at our 2027 Annual Meeting, you must submit it to us no later than November 30, 2026, to receive consideration for inclusion in our 2027 proxy materials. If you intend to present a proposal at our 2027 Annual Meeting that is not to be included in our 2027 proxy materials, you must send the proposal to us in writing by February 12, 2027. Any such proposal should be sent to the Secretary of the Company at 1 Waterview Drive, Shelton, Connecticut, 06484.

OTHER BUSINESS

Management does not know of any matters to be presented, other than those described herein, at the Annual Meeting. If any other business should come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Paul G. Driscoll, Vice President and

Chief Financial Officer, Secretary and Treasurer

March 29, 2026

ACME UNITED CORPORATION 1 WATERVIEW DR SHELTON, CT 06484 ATTN: PAUL DRISCOLL

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ACU2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1. Election of Directors

Nominees
01) Walter C. Johnsen 02) Richmond Y. Holden, Jr. 03) Brian S. Olschan 04) Susan H. Murphy 05) Rex L. Davidson
06) Brian K. Barker 07) Paul J. Conway

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2. Approval of an amendment to the 2022 Employee Stock Option Plan to increase the number of shares authorized for issuance as described in the Proxy Statement.						☐	☐	☐

3. Approval, by non-binding advisory vote, of the compensation of the named executive officers of the Company as described in the Proxy Statement.						☐	☐	☐

4.  Ratification of the appointment of CBIZ CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

NOTE: In their discretion, the proxies are authorized to vote on such other matters, if any, as may properly come before the meeting or any adjournment thereof.

						☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

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PROXY

ACME UNITED CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACME

UNITED CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2026

The undersigned hereby appoints Walter C. Johnsen and Susan H. Murphy, and each of them, with full powers of substitution, to act as attorneys and proxies of the undersigned, to vote all shares of the Common Stock of ACME UNITED CORPORATION, held of record by the undersigned on March 10, 2026, at the Annual Meeting of Shareholders, to be held via live webcast at www.virtualshareholdermeeting.com/ACU2026 on Monday, April 27, 2026, at 11:00 a.m. and at any adjournment(s) or postponement(s) thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them hereby is, instructed to vote or act as follows on the reverse side hereof on Proposals 1, 2, 3, and 4. In their discretion, the proxies are authorized to vote upon such other matters, if any, as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Company’s Notice of Annual Meeting of Shareholders, related Proxy Statement and 2025 Annual Report to Shareholders.

Continued and to be signed on reverse side